Exhibit P
Lehman Brothers International (Europe)
24 August 2005
Option Transaction
Diageo Brands Holdings B.V.
Molenwerf 10-12
1014 BG Amsterdam
The Netherlands

Dear Sir/Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Lehman Brothers International (Europe) (“Bank”) and you (the “Counterparty”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.
1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 24 August 2005, as amended and supplemented from time to time (the “Agreement”), between the Bank and the Counterparty. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:
GENERAL TERMS:

Trade Date:	24 August 2005

Option Style:	European

Option Type:	Put

Seller:	Bank

Buyer:	Counterparty

Shares:	GENERAL MILLS (“GIS”) Common Stock, $0.10 Par Value

Number of Options:	25,095,457

Option Entitlement:	1 Share(s) per Option

Strike Price:	$51.56

Premium:	$139,530,740.92 (Premium per Option $5.56)

Premium Payment Date:	Premium is payable for 5,019,091 of the Options on each of November 4, 2005, November 7, 2005 and November 8, 2005, and premium is payable for 5,019,092 of the Options on each of November 9, 2005 and November 10, 2005

Exchange:	New York Stock Exchange (“NYSE”)

Related Exchange(s):	The primary exchange on which options or futures on the relevant Shares are traded.

PROCEDURE FOR EXERCISE:

Expiration Time:	Valuation Time

Expiration Date:	5,019,091 of the Options will expire on each of November 4, 2005, November 7, 2005 and November 8, 2005, and 5,019,092 of the Options will expire on each of November 9, 2005 and November 10, 2005

Automatic Exercise:	Applicable

Seller’s Contact Details for Exercise:	Ken Brown 25 Bank Street London, E14 5LE Tel: +44 20 7103 1407 With a copy to:
Andrew Yare Transaction Management Group 745 Seventh Ave, New York, NY 10019 Tel: +1 212 526 9986

Reference Price:	The relevant Reference Price shall be determined in accordance with the Equity Definitions.

SETTLEMENT TERMS:

Settlement Method Election:	Not Applicable

Physical Settlement:	Applicable. On the relevant Settlement Date, Counterparty shall deliver to Bank Shares that are in book-entry form with no restrictive legends and that are not subject to any Transfer Restrictions in the hands of Counterparty.

Transfer Restriction:	“Transfer Restrictions” means, with respect to the Shares, any condition to or restriction on a holder’s ability to sell, assign or transfer the Shares, including without limitation any restriction on to whom the Shares may be transferred, any consents, any registration or qualification requirement pursuant to any federal, state, or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act of 1933, as amended).

Settlement Price:	The relevant Settlement Price shall be determined in accordance with the Equity Definitions.

Settlement Currency	USD

ADJUSTMENTS AND EXTRAORDINARY EVENTS:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:	Any cash dividend in excess of $0.34 per Share per quarter (subject to anti-dilution adjustments), as determined by the Calculation Agent

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Not Applicable

(d) Hedging Disruption:	Not Applicable

(e) Loss of Stock Borrow:	Not Applicable

(f) Increased Cost of Stock Borrow:	Not Applicable

(g) Increased Cost of Hedging:	Not Applicable

Determining Party:	Bank

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

3. Calculation Agent:	Bank

4. Account Details:

Account for Payments to Bank:	To be provided by Bank

Account for Payments to Counterparty:	To be provided by Counterparty

5. Governing law: The law governing the Agreement.

6. Additional provisions:
(a) For the avoidance of doubt, Bank hereby acknowledges and agrees that it does not, as a result of this Confirmation or otherwise, obtain directly or indirectly any security interest in, lien on, or claim, pledge, charge or encumbrance relating to any Shares owned by Diageo plc or any of its Affiliates and that nothing in this Confirmation should be construed to limit in any way the ability of Diageo plc or any of its Affiliates to transfer any such Shares free and clear of all encumbrances in its sole discretion.
(b) For the avoidance of doubt, Diageo Brands Holdings B.V. may exercise any Option regardless of whether the Option is In-the-Money, provided that Diageo Brands Holdings B.V. must provide notice to Bank of its election to exercise any Option that is not In-the-Money (with the Reference Price determined, for purposes of this provision only, as at 12:00 noon (New York time) on November 1, 2005) no later than 12:00 noon (New York time) on November 1, 2005.
(c) Diageo Brands Holdings B.V. hereby represents and warrants that it is not an affiliate of General Mills and has not been an affiliate of General Mills during the preceding three months.
7. Additional Representations and Warranties of Counterparty
(a) Counterparty is not in possession of any material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to the Transaction.
(b) Counterparty represents that each of its filings required under the applicable U.S. federal securities laws in conjunction with this Transaction have been filed and that, as of the respective dates thereof, such filings did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Counterparty will provide Bank with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof.
(c) Without limiting the generality of Section 3(a)(iii) of the ISDA master agreement between Bank and Counterparty, the execution and delivery by Counterparty of the Transaction, and the compliance by Counterparty with the provisions of the agreements related thereto, will not conflict with, result in a breach of any of the terms or provisions of, or constitute a default under (i) the Stockholders Agreement dated as of 31 October 2001 among General Mills, Gramet Holdings Corp. and Diageo plc or (ii) the Call Option Agreement dated as of 23 October 2002 between Diageo Midwest B.V. and General Mills. Counterparty is not subject to any other contracts or agreements with provisions that limit its ability to transfer Shares to Bank on the Expiration Date or the ability of Bank to subsequently transfer Shares.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.
Confirmed as of the date first written above:

DIAGEO BRANDS HOLDINGS B.V.		LEHMAN BROTHERS INTERNATIONAL (EUROPE)

By:		By:

	Name:		Name:
	Title:		Title:

By:

Name:
Title: